FRP HOLDINGS, INC./NEWS

Contact:    John D. Milton, Jr.
            Chief Financial Officer                               904/858-9100

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FRP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED JUNE 30, 2015.

Jacksonville, Florida; August 5, 2015 - Today, FRP Holdings, Inc. ("FRPH") reported net income from continuing operations of $2,047,000 or $.21 per share, an increase of $293,000 or 17%, versus $1,754,000 or $.18 per diluted share in the third quarter last year. The Company reported net income from continuing operations of $4,022,000 or $.41 per diluted share in the first nine months of fiscal 2015, an increase of $185,000 or 5%, compared to net income from continuing operations of $3,837,000 or $.40 per diluted share in the same period last year. Post Spin-off we are reporting any net gain/(loss) from the transportation business as "discontinued operations" and we currently have no other discontinued operations being reported.

Third Quarter Consolidated Results of Continuing Operations. For the third quarter of fiscal 2015, consolidated operating profit was $3,889,000, an increase of $1,026,000 or 35.8% compared to $2,863,000 in the same quarter last year. Total revenues for the Company were $8,497,000, up $818,000, or 11%, over the same quarter last year.

The improvement in results is mostly attributable to the addition of the third build-to-suit building at Patriot Business Park and improved volumes at several of our mining locations somewhat offset by increases in (i) depreciation expense due to the addition of the third build-to-suit at Patriot Business Park, (ii) non-reimbursed property taxes (at our Anacostia property), and (iii) higher interest expense by $49,000 as a result of less capitalized interest in this quarter and less debt outstanding.

Third Quarter Segment Operating Results.

Asset Management Segment:
------------------------
Total revenues in this segment were $6,509,000, up $427,000 over the same quarter last year, and rental revenues in this segment were $5,684,000, up $389,000 over the same quarter last year, due to an increase in square feet occupied in this segment. Cost of operations increased $117,000 due mainly to depreciation on the newest build-to-suit. Operating profit in this quarter was $3,104,000, up $310,000, versus $2,794,000 in the same quarter last year, an 11% increase. Our occupied square feet increased 149,770 square feet (4.8%) over last year's 3rd quarter and our occupancy was up to 90.4% on June 30 versus 89.5% last June. Rent growth for leases renewed or replaced during the quarter showed a 5.57% increase.

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Mining Royalty Lands Segment:
----------------------------
Total revenues in this segment were $1,735,000, up $340,000, due mainly to an increase in tons mined this quarter versus the same quarter last year. Our operating profit was $1,380,000, up $327,000 versus the same quarter last year. We believe that volumes will continue to increase at our locations as construction activity in Florida and Georgia improves and the tenant at our Manassas location shifts 100% of their production to our property for the foreseeable future.

Land Development and Construction Segment:
-----------------------------------------
Revenues were $253,000 up $51,000 from last year's 3rd quarter due to higher real estate tax reimbursement from the ground lease at our Square 664E property in D.C. Costs of operating this segment were $781,000 in the quarter which was an increase of $176,000 driven primarily by higher property taxes of $119,000 due to the increase in assessed value of our future Phases 2 thru 4 at our Anacostia property in DC and the higher use of management resources on: (i) the preparation and initiation of construction of a new 80,000 square foot spec building at our Hollander Business Park; (ii) to search for and select an income producing replacement property (Section 1031 exchange) for the upcoming sale of our Windlass Run Residential Phase 2 land; and (iii) the evaluation of a proposed joint venture for the development and construction of a single story office park on the remainder of our undeveloped lands in the Windlass Run Business Park. We spent over $919,000 in this segment on capital improvements in the 3rd quarter primarily on construction of the new spec building at our Hollander Business Park ($650,000) and completion of the entitlements in preparation for the sale of our Windlass Run Residential property ($90,000) expected to close prior to our fiscal year end.

First Nine Months of Fiscal 2015 Consolidated Results of Continuing Operations. For the first nine months of fiscal 2015, consolidated operating profit was $8,393,000 (negatively impacted by $1,081,000 of corporate expense not allocable to discontinued operations per GAAP rules), an increase of 1,532,000 or 22.3% compared to $6,861,000 (negatively impacted by $2,072,000 of corporate expense not allocable to discontinued operations per GAAP rules) in the same period last year. For the nine months ended June 30, 2015, total revenues for the Company were $25,747,000, up $2,832,000, or 12%, over the same period last year.

The increase in revenues is mostly attributable to the addition of occupied square footage in our Asset Management segment and improved volumes at several of our mining locations offset by increases in (i) depreciation expense and operating expenses due to the addition of assets to the portfolio,
(ii) non-reimbursed property taxes (at our Anacostia property), (iii) higher interest expense ($515,000) as a result of less capitalized interest in this period due mostly to the completion of construction activities at Patriot Business Park, and (iv) management and corporate expense. Corporate expense increased due to (i) an increase in one-time spin-off costs, (ii) an increase in director compensation mainly due to the addition of a director to our Board of Directors, and (iii) higher corporate medical claims.

First Nine Months of Fiscal 2015 Segment Operating Results.

Asset Management Segment:
------------------------

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Rental revenues in this segment were $17,183,000 versus $15,441,000 in the same period last year due mainly to an increase in square feet occupied. Cost of operations was up $909,000 due mainly to adding additional square feet to this segment resulting in higher depreciation. Operating profit was $9,251,000 versus $7,986,000 in the same period last year, a 16% increase.

Mining Royalty Lands Segment:
----------------------------
Total revenues in this segment were $4,414,000 versus $3,889,000 in the same period last year due mainly to increased volume production at most of our locations. Operating profit was $3,320,000, up 16% over the same period last year. We believe that mining volumes will continue to increase at our locations as construction activity in Florida and Georgia continues to improve, our Ft. Myer's location transitions into active mining production and the tenant's mining operations at our Manassas location shifts 100% onto Company owned lands.

Land Development and Construction Segment:
-----------------------------------------
Revenues were $737,000, up $133,000, from the same period last year due to higher real estate tax reimbursement from the ground lease at our Square 664E property in D.C. Costs of operating this segment were $2,783,000 in the period which was an increase of $861,000 driven primarily by higher property taxes of $348,000 due to the increase in assessed values of our 664E property and our future Phases 2 thru 4 land at our Anacostia property, both located in DC; higher operating expenses as we undertook work to shore up the bulkhead on the Anacostia river at our 664E property located adjacent to the recently announced site of the future DC United soccer stadium and the higher use of management resources on: (i) completion of the third build to suit at Patriot Business Park and all the horizontal improvements at Hollander Business Park and
(ii) the items previously listed in the third quarter results for the segment. In this period we have spent over $2,000,000 capital with respect to the projects referenced above.


Summary and Outlook. With the successful completion of the Spin-off and its one-time costs this year of $324,000 behind us, we are focused on building shareholder value through our real estate holdings - mainly by growing our portfolio and converting non-income producing assets into income production. Our revenues year to date were up a solid 12.4% over the same period in fiscal year 2014. We envision continuing that growth in the near term through
(i) the addition of an 80,000 square foot warehouse building currently under construction at Hollander Business Park, (ii) the acquisition of an income producing property in a tax deferred Section 1031 exchange using the proceeds from the $11.2M sale of our Windlass Run Phase II residential land, and
(iii) increased volumes at most of our mining locations, including the shift to a 100% production on our lands at our Manassas location and the transition into active mining production at our Ft. Myers location. We remain optimistic that the acquisition and operation of the Newberry cement plant by Argos USA, and the continued improvement in the Florida residential construction market, will result in higher volumes at that location in the foreseeable future.

Conference Call. The Company will also host a conference call on Wednesday, August 5, 2015 at 2:00 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-276-9616 (pass code 35872) within the United States. International callers may dial 1-334-323-7224 (pass code 35872). Computer audio live streaming is available via the Internet through the Company's website at www.frpholdings.com. You may also click on this link for the live streaming http://stream.conferenceamerica.com/frp080515. For the archived audio via the internet, click on the following

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link http://archive.conferenceamerica.com/archivestream/frp050715.wma.
If using the Company's website, click on the Investor Relations tab, then select the earnings conference stream. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-0140. The passcode of the audio replay is 70453346. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; levels of construction activity in the Company's markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

FRP Holdings, Inc. (FRP) is engaged in the real estate business through its subsidiaries FRP Development Corp. and Florida Rock Properties, Inc. FRP acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. FRP also owns real estate which is leased under mining royalty agreements or held for investment.

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                             FRP HOLDINGS, INC.
                             ------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands except per share amounts)
                                (Unaudited)

                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                      JUNE 30,                 JUNE 30,
                                  2015        2014          2015      2014
                                  ----        ----          ----      ----
Revenues:
     Rental revenue            $ 5,784       5,418        17,531    15,809
     Royalty and rents           1,714       1,371         4,349     3,819
     Revenue - reimbursements      999         890         3,867     3,287
                                ------      ------        ------    ------
Total Revenues                   8,497       7,679        25,747    22,915

Cost of operations:
     Depreciation, depletion
       and amortization          1,805       1,694         5,566     4,993
     Operating expenses            818         837         3,487     3,232
     Property taxes                994         874         3,323     2,593
     Management company indirect   434         358         1,228     1,142
     Corporate expenses            557       1,053         3,750     4,094
                                ------      ------        ------    ------
Total cost of operations         4,608       4,816        17,354    16,054

Total operating profit           3,889       2,863         8,393     6,861

Interest income                      -           1             -         2
Interest expense                  (459)       (410)       (1,524)   (1,009)
Equity in loss of joint
  ventures                         (75)        (29)         (255)      (92)
Gain (loss) on investment
  land sold                          -         450           (20)      528
                                ------      ------        ------    ------

Income from continuing
  operations before
  income taxes                   3,355       2,875         6,594     6,290
Provision for income taxes       1,308       1,121         2,572     2,453
                                ------      ------        ------    ------
Income from continuing
  operations                     2,047       1,754         4,022     3,837

Gain from discontinued
  transportation operations,
  net of taxes                       -       1,731         2,179     3,692
                                ------      ------        ------    ------
Net income                     $ 2,047       3,485         6,201     7,529
                                ======      ======        ======    ======

Earnings per common share:
  Income from continuing
  operations-
    Basic                         0.21        0.18          0.41      0.40
    Diluted                       0.21        0.18          0.41      0.40
  Discontinued operations-
    Basic                         0.00        0.18          0.23      0.38
    Diluted                       0.00        0.18          0.22      0.38
  Net Income-
    Basic                         0.21        0.36          0.64      0.78
    Diluted                       0.21        0.36          0.63      0.78

Number of shares (in thousands)
     used in computing:
    -basic earnings per
     common share                9,777       9,651         9,745     9,613
    -diluted earnings per
     common share                9,839       9,718         9,822     9,700

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